Exhibit 10.28

ADDENDUM
TO THE
ROYALTY AGREEMENT

THIS ADDENDUM TO THE ROYALTY AGREEMENT (the “Amendment”) is entered into and effective as of July 1, 2011 by and between SECUREALERT, INC., a Utah corporation (“Grantor”) with its principal executive office located at 150 West Civic Center Drive, Suite 100, Sandy, Utah 84070, and BORINQUEN CONTAINER CORPORATION (“Grantee”), with a principal mailing address of P.O. Box 364744, San Juan, Puerto Rico 00936-4744.  Grantor and Grantee are also referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain Royalty Agreement dated July 1, 2011(the “Agreement”); and

WHEREAS, the Parties entered into an Addendum to the Agreement effective July 1, 2011 with a desire to clarify the meaning of Net Revenues as used in the Agreement and an amendment, dated December 16, 2011, to the Agreement to extend the Purchase Option.

WHEREAS, the Parties desire to vacate the Addendum entered into effective July 1, 2011, the amendment dated December 16, 2011 and replace the Addendum and amendment with this instrument.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and good and valuable consideration between the Parties, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1.	Paragraph 1.4 shall be deleted in its entirety and replaced with the following language:

Net Revenues.  As used in this Agreement the term “Net Revenues” shall mean the gross revenue of Grantor (or any of its subsidiaries) derived within the Territory from the sales and/or lease of any and all electronic monitoring equipment and/or required monitoring center tracking services, and/or any other right to use the Products, less and limited to only those fees and/or commissions paid to independent sales or other third-party sales/monitoring agents within the territory.  “Net Revenues” explicitly excludes Grantor’s direct monitoring costs or expenses, which will not be in any way be considered or deducted from the calculation of Net Revenues.

In addition to the foregoing, Net Revenues shall include gross revenues of Grantor derived from all consulting, project management and other engagements of Grantor within the Territory less and limited to only:

a)	those fees and/or commissions paid to independent sales or other third-party sales agents within the Territory;

b)
those VAT taxes (e.g. 16% Mexico), which are already accounted for and grossed up within, but not deducted from Gross Revenue Payments to Grantor; provided, however, that any VAT taxes that are deducted from the Net Revenues paid to Grantee but which Grantor is not required to pay over to the particular country imposing such VAT taxes shall be subject to the royalty at a future date promptly after related tax filings and verification of actual VAT liability;  and

c)	any direct costs associated exclusively and directly with such consulting, project management and other engagements of Grantor within the Territory.

Direct costs SHALL NOT include travel expenses, payroll/labor and other general administrative costs.

2.           In the event of a default and subject to a thirty (30) day cure period, Grantor hereby grants to Grantee a royalty-free and exclusive right (other than for Governments providing their own direct monitoring) license to use in the Territory all of the intellectual property, tracking technology, hardware devices, monitoring software programs and other assets related to the electronic monitoring and supervision business in the Territory necessary to continue providing ongoing operations.  Such license shall be effective, in the event that Grantor does not, for whatever reason, fulfill its monitoring and supervision or support obligatons within the Territory or fail in its obligations within the Territory or its obligations to Grantee.  Failure to sell or increase the number of devises and intellectual property deployed within the Territory shall not constitute a failure to fulfill Grantor’s obligations as described herein.  In all events, the royalty-free and exclusive license of Grantee for the intellectual property, technology, software and other assets related to the electronic monitoring and supervision business of Grantor within the Territory, shall expire twenty (20) years from the date hereof.  In the event of a default and in the event that the Grantee continues operations within the Territory, Grantee shall have the royalty-free and exclusive right and license to utilize the Company’s name, brands and trademarks within the Territory necessary to maintain the operational business, bill and collect revenues from customers, to deal with suppliers, and to otherwise operate the business as intended.

In addition, as provided in that certain Agreement between the Parties effective as of July 1, 2011 between the parties ( the “Purchase Agreement”) for the sale of the shares of stock of International Surveillance Services Corporation, former exclusive distributor of the Products in the Territory, the exclusive right to distribute the Products in the Territory shall automatically revert to Grantee in case of default (subject to a thirty (30) day cure period) by Grantor in any of its obligations to Grantee under the Royalty Agreement.

3.           Paragraph 4.3 of the Agreement shall be deleted entirely and replaced with the following language:

a.
“Grantee hereby extends to Grantor a purchase option (the “Purchase Option”) whereby Grantor may, at its option, terminate this Royalty Agreement for either a payment in cash of $15,000,000 or in the equivalent thereof in Grantor’s shares of stock at an effective conversion price equal to the lower of the market value of the shares of common stock on the day before the option is exercised or $0.083 per share.  This Purchase Option may be exercised by the Grantor at any time between July 1, 2012 and September 30, 2012.

b.
Grantee further agrees that in the event a binding agreement is reached at any time on or before September 30, 2012 for the sale of all of the outstanding shares of Grantor, Grantee will honor the Purchase Option at the price herein set forth payable in shares of common stock of Grantor valued at the lower of the market value of such shares on the day before the option is exercised or $0.0833 per share.”

4.           Paragraph 2.2 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Grantor, at its option, may pay the Royalty payments to the Grantee in cash the lower of the shares of Grantors Series D. Convertible Preferred Stock, valued at $500.00 per share or in shares of Grantor’s Common Stock valued at the lower of the market closing price on the day before the Royalty payment is due or $0.083 per share provided, however, that at such time as Grantor achieves positive cash flow, determined under Generally Accepted Accounting Principles (GAAP), Grantor shall be required to pay the Royalty Payments in cash.”

5.           The remainder of the Agreement shall remain unchanged and in full effect.

IN WITNESS WHEREOF, the Parties have executed this Addendum One to the Royalty Agreement as of the date first above written.

GRANTOR	GRANTEE

SecureAlert, Inc.	Borinquen Container Corporation

By: /s/ John L. Hastings, III	By: /s/ Hector L. Gonzalez
John L. Hastings, III	Hector L. Gonzalez
President and CEO	President